Exhibit 99.1

BANKS.COM, INC. REPORTS $2.9 MILLION IN REVENUE AND

$159,000 IN ADJUSTED EBITDA IN SECOND QUARTER 2010

Reaches Agreement to Settle Ongoing Litigation

Launches Beta Version of New Banks.com Website

SAN FRANCISCO – August 9, 2010 – Banks.com, Inc. (NYSE Amex: BNX), operator of internet media properties that provide targeted online advertising and services primarily in the financial services sector, today announced results for the three months and the six months ended June 30, 2010.

Second Quarter Financial Performance

•

Banks.com, Inc. (“Banks.com”) reported revenue of $2.9 million in the second quarter 2010, essentially flat compared to $3.0 million in the prior year period. GAAP[1] net loss available to common stockholders was $239,000 or $0.01 per diluted share in the second quarter of 2010 compared to GAAP net loss available to common stockholders of $24,000 or $0.00 per diluted share in the second quarter of 2009.

•

Adjusted EBITDA[2] was $159,000, down substantially from Adjusted EBITDA of $924,000 for the quarter ended June 30, 2009. Adjusted EBITDA was impacted by higher litigation related, legal expenses and revenue credits. These items totaled approximately $550,000 during the period.

•

Gross profit declined 16% to $1.6 million in the second quarter of 2010 from $1.9 million in the second quarter of 2009, and gross margin contracted to 55% from 63% in the same period last year due to the traffic acquisition costs incurred on traffic associated with a charge against revenue of $226,000.

•	Operating expense was up 29% to $1.9 million in the second quarter of 2010 from $1.5 million in the second quarter of 2009, inclusive of the higher legal expense.

Six Month Year over Year Performance

•

Revenue was $7.1 million for the six months ended June 30, 2010, an increase of 20% compared to $5.9 million in the prior year period. GAAP net income available to common stockholders was $51,000 or $0.00 per diluted share, virtually unchanged compared to GAAP net income available to common stockholders of $50,000 or $0.00 per diluted share in the same period of 2009.

•

Adjusted EBITDA was $1.5 million for the six months ended June 30, 2010, a decrease of 20% from Adjusted EBITDA of $1.9 million in the prior year period. Adjusted EBITDA was impacted by higher litigation related, legal expenses and revenue credits. These items totaled approximately $680,000 during the period.

•

Gross profit increased 7% to $4.3 million compared to $4.0 million for the same period last year and gross margin contracted to 60% from 68% in the same period last year due to the traffic acquisition costs incurred on traffic associated with a charge against revenue of $226,000.

•	Operating expenses increased 20% to $3.8 million compared to $3.1 for the same period last year inclusive of the higher legal expense.

“The second quarter was clearly a very challenging one that was impacted by some large expenses and an unusually weak top line in the month of June, which negated much of the progress we made in the first two months of the quarter,” stated Dan O’Donnell, Chief Executive Officer of Banks.com. “We experienced substantial litigation related expenses in connection with ongoing legal actions but are pleased to report that we’ve now reached preliminary settlement with all of the parties, with terms favorable to Banks.com. We were also recently notified of an unexpected credit to revenue associated with traffic generated during the quarter. Together, these expenses negatively impacted Adjusted EBITDA by approximately $550,000 during the period. Despite these short term challenges, we are pleased at the positive long term trends we are seeing as our organic traffic continues to increase as a result of our rising search engine rankings on some popular and valuable financial search terms.”

Business Highlights

•	Launched RateCenter to syndicate interest rate content

•	Achieved page one ranking on Bing for the search term “Mortgage Rates”

•	Launched beta version of its new, deeper content, Banks.com site (http://beta.banks.com)

Conference Call

Banks.com will host a conference call today at 2 p.m. PT / 5 p.m. ET to discuss its second quarter 2010 results. To listen to the call and have the opportunity to ask questions, please dial

877-941-1427 (domestic) or 480-629-9664 (International) five to 10 minutes before the call.

A replay of the call will be available by dialing

877-870-5176 (domestic) or 858-384-5517 (international) and referencing Passcode 4339570 or online at: http://phx.corporate-ir.net/playerlink.zhtml?c=186230&s=wm&e=3255273.

Questions for the conference call will also be taken via email at: stockwatch@banks.com and can be sent any time prior to the conference call’s starting time. Investors will also have the opportunity to listen to the conference call and the replay on the Investor Relations section of the Banks.com website at: www.Banks.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The forward looking statements in this press release include statements regarding: management’s expectations regarding our strategy, management’s expectations regarding our future financial results, the effect of recent events, our financial flexibility, our growth prospects, and the overall outlook for our business. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, slowdown in the financial services vertical; market acceptance of the Banks.com website; introduction of additional competitors in the Internet search services space; diversion of advertising dollars away from the Internet; slower than anticipated growth rate of our advertising base; dependence on our search providers; market development of Internet advertising and paid search services; the stability of our infrastructure; and continued weak economic conditions. Further information on the factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, our quarterly reports on Form 10-Q and our Current Reports on Form 8-K. Except as required by law, we assume no responsibility to update these forward looking statements publicly, even if new information becomes available in the future.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a non-GAAP financial measure by the Securities and Exchange Commission: Adjusted EBITDA. This supplemental financial measure is not required by GAAP, nor is the presentation of this financial information intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with Banks.com’s earnings results as determined in accordance with GAAP. However, for the reasons described below, management uses this non-GAAP measure to evaluate the performance of Banks.com’s business. Banks.com’s management believes that it is important to provide investors with these same tools, together with a reconciliation to GAAP, for evaluating the performance of Banks.com’s business, as it may provide additional insight into Banks.com’s financial results. See “Reconciliation of GAAP Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock Compensation Expense (Adjusted EBITDA)” table included in this press release for further information regarding these non-GAAP financial measures. In addition, Adjusted EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies.

Adjusted EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings, adjusted for certain items management believes should be excluded in order to reflect a more meaningful representation of Banks.com’s financial performance, including stock compensation expense. Banks.com’s management excludes the impact of equity-based compensation to eliminate the effects of this non-cash item, which, because it is based upon estimates on the grant dates, may bear little resemblance to the actual values realized upon the future exercise, expiration, termination or forfeiture of the stock-based compensation. Adjusted EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of Banks.com’s profitability.

About Banks.com

Banks.com, Inc. operates Internet media properties that provide targeted online advertising and services primarily in the financial services sector. Through the Banks.com network, the Company provides access to financial content, including financial news, blogs, business articles, interest-rate tables, stock quotes, stock tracking and financial calculators. It also provides users access to financial services, including online tax preparation and tax extensions through the Banks.com Tax Center and online stock brokerage through MyStockFund.com, its online broker-dealer subsidiary. In addition to Banks.com, it operates other search related websites including Look.com. Banks.com, Inc. is headquartered in San Francisco, California at 222 Kearny Street, Suite 550 and can be reached at 415.962.9700. Find up to date information on Mortgage Rates, CD Rates & Home Equity Rates at: Banks.com.

Contact:

Banks.com

Dan O’Donnell

President and Chief Executive Officer

415-962-9700

Investors:

David Fore, Hayden IR, 206-450-2151

dave@haydenir.com

BANKS.COM, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2010	2009

Revenues	$2,919	$3,029

Cost of revenues	1,324	1,123

Gross profit	1,595	1,906

Operating expenses:
Sales and marketing	282	183
General and administrative	1,655	1,318

Total operating expenses	1,937	1,501

(Loss) earnings from operations	(342)	405

Interest expense	30	397

(Loss) earnings before income tax expense (benefit)	(372)	8

Income tax expense (benefit)	(141)	24

Net (loss) earnings	(231)	(16)

Preferred stock dividends	8	8

Net (loss) earnings available to common stockholders	$(239)	$(24)

Basic (loss) earnings per share	$(0.01)	$—

Diluted (loss) earnings per share	$(0.01)	$—

	Six Months Ended
	June 30,
	2010	2009
Revenues	$7,088	$5,885

Cost of revenues	2,823	1,904

Gross profit	4,265	3,981

Operating expenses:
Sales and marketing	642	372
General and administrative	3,118	2,757

Total operating expenses	3,760	3,129

Earnings from operations	505	852

Interest expense	349	707

Earnings before income tax expense	156	145

Income tax expense	90	80

Net earnings	66	65

Preferred stock dividends	15	15

Net earnings available to common stockholders	$51	$50

Basic earnings per share	$—	$—

Diluted earnings per share	$—	$—

BANKS.COM, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash	$196	$176
Accounts receivable	1,461	2,019
Prepaid expenses and other	228	285
Deferred income taxes	122	125

Total current assets	2,007	2,605

Property and Equipment, net	468	674
Debt issuance costs, net	—	176
Patents and trademarks, net	12	27
Domains, net	10,383	10,902
Other intangible assets, net	626	750
Other assets	15	5
Deferred income taxes	754	764

Total Assets	$14,265	$15,903

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,158	$1,261
Accrued liabilities	536	667
Deferred revenue	18	107
Revolving line of credit	627	—
Notes payable, net of discount	—	2,128

Total current liabilities	2,339	4,163

Total liabilities	2,339	4,163

Stockholders’ equity:
Preferred stock	3	3
Common stock	26	26
Additional paid-in capital	10,966	10,831
Retained earnings	931	880

Total stockholders’ equity	11,926	11,740

Total Liabilities and Stockholders’ Equity	$14,265	$15,903

BANKS.COM, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Earnings to Earnings Before

Interest, Taxes, Depreciation, Amortization, and Stock Compensation Expense (Adjusted EBITDA)

(In thousands)

(Unaudited)

	Three Months Ended
	June 30,
	2010	2009

Net (loss) earnings available to common stockholders	$(239)	$(24)

Preferred stock dividends	8	8

Net (loss) earnings	(231)	(16)

Income taxes (benefit)	(141)	24

(Loss) earnings before income taxes	(372)	8

Interest expense	30	397

(Loss) earnings from operations	(342)	405

Depreciation	106	120

Amortization	321	323

Stock compensation expense	74	76

Adjusted earnings before interest, taxes, depreciation, amortization, and stock compensation expense (Adjusted EBITDA)	$159	$924

	Six Months Ended
	June 30,
	2010	2009

Net earnings available to common stockholders	$51	$50

Preferred stock dividends	15	15

Net earnings	66	65

Income taxes	90	80

Earnings before income taxes	156	145

Interest expense	349	707

Earnings from operations	505	852

Depreciation	219	239

Amortization	657	644

Stock compensation expense	134	150

Adjusted earnings before interest, taxes, depreciation, amortization, and stock compensation expense (Adjusted EBITDA)	$1,515	$1,885

[1]	Generally accepted accounting principles in the United States of America.
[2]

Adjusted EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings, adjusted for certain items management believes should be excluded in order to reflect a more meaningful representation of our financial performance, including stock compensation expense. Adjusted EBITDA is a non-GAAP financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section above entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between the GAAP and non-GAAP measures attached to this press release.